FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
UPDATES 2008 SALES AND EARNINGS EXPECTATIONS
~ Announces Dividend Increase for 53rd Consecutive Year ~

Atlanta, Georgia, January 23, 2009 — Genuine Parts Company (NYSE: GPC) announced today that it now expects full year 2008 sales to increase approximately 2% compared to fiscal 2007, and anticipates reporting diluted earnings per share in the range of $2.85 to $2.90. This range includes a charge of approximately $0.07 per diluted share related to the reduced investment value in the Company’s retirement plan. The Company previously expected full year 2008 sales to increase approximately 3% compared to fiscal 2007 and earnings per share to fall in the range of $3.12 to $3.18. Genuine Parts expects to release final fourth quarter and full year 2008 results on February 17, 2009.

Thomas C. Gallagher, Chairman, President and Chief Executive Officer, commented, “The fourth quarter of 2008 proved to be challenging for our Company. As we progressed through the quarter, demand began to significantly weaken across all our business segments, reflecting the effects of reduced consumer spending, declining industrial production and capacity utilization and higher unemployment. Towards this end, we are taking the necessary steps to adjust the expense side of our business, while continuing to pursue all revenue opportunities.”

Mr. Gallagher concluded, “The near term economic conditions have our full attention. However, the underlying fundamentals in each of our businesses remain positive and we believe that current efforts to improve our operating performance will further strengthen our market leadership position. Our balance sheet remains strong and the Company continues to generate solid cash flows, providing us with many opportunities across our diversified platform. In addition, we remain committed to maximizing our return to shareholders via increasing our cash dividend and opportunistically repurchasing shares of our common stock.”

The Company is currently in the process of finalizing its results for fiscal 2008 and, as such, there can be no assurance that actual sales and diluted earnings per share for fiscal 2008 will not be different from the expectations disclosed in this release.

Dividends Increased for 2009

In additional news, the Board of Directors of Genuine Parts Company declared an increase of approximately 3% in the regular quarterly cash dividend for 2009. The Board increased the cash dividend payable to an annual rate of $1.60 per share compared with the previous dividend of $1.56 per share. The quarterly cash dividend of forty cents ($.40) per share is payable April 1, 2009 to shareholders of record March 6, 2009. GPC has paid a cash dividend every year since going public in 1948 and 2009 marks the 53rd consecutive year of increased dividends paid to shareholders.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and in Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and in Canada and Mexico. Genuine Parts Company had 2007 revenues of $10.8 billion.

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (“SEC”) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, including internet related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our Form 10-Q, 10-K, 8-K and other reports to the SEC.